Exhibit 10.2

Consulting Agreement for Sanjay Khosla

Mondelez Global LLC (“MG”) and Sanjay Khosla (“Khosla”) have agreed to enter this Consulting Agreement, on the following terms and conditions:

1.	Khosla will provide consulting services to MG, which services will be performed between April 1, 2013 and December 31, 2013. Such services will consist of consultation, project management, and related activities in the area of leadership development, as reasonably requested by MG senior managers Sandra Stenico and/or Kathy Repa.

2.	In consideration for the services as set forth above, MG agrees to pay Khosla, on a retainer basis, the amount of $13,888.89, on or about the first day of each month from April, 2013 to December 2013. This retainer payment is intended to pay for 25 days of Khosla’ s services, and any consulting services in excess of 25 days will be paid at and additional daily rate of $5,000.00. The parties do not intend that Khosla works more than twenty percent (20%) of the average time that he worked over the 36 months ending on March 31, 2013 and, accordingly, it is intended that he has a “separation from service” for purposes of Internal Revenue Code Section 409A.

3.	In addition to the retainer and any other excess daily rate specified in Paragraph 2 above, Khosla will be provided with reimbursement for any reasonable expenses, connected with his consulting services, for such items as meals, tolls, travel expenses and hotel charges. Payment for such expenses will be made based upon itemized expense records and supporting receipts (for expenses exceeding $25.00 each) submitted by Khosla to MG and will be promptly paid, but in any event prior to the March 15 following the date of incurrence.

4.	The term of this Agreement is April 1, 2013 until December 31, 2013. During the term of this Agreement, Khosla will be free to render services to others, whether or not such services are performed in a consulting capacity, provided that such services do not interfere with or create a possible conflict of interest with respect to timely completion of the services to MG that are provided for by this Agreement. Notwithstanding the foregoing, Khosla may at any time terminate on ten (10) days’ written notice to MG, but in such event Khosla shall still continue to be paid the monthly amounts due under this Agreement through the end of the term.

5.	Payment of any income or other taxes, which may be due upon Khosla’s compensation from MG for consulting services, shall be Khosla’s responsibility, and MG will not withhold any amounts from Khosla’s compensation for this purpose. Khosla will not be eligible to participate in any MG fringe benefits program, including worker’s compensation, by virtue of his consultantship.

6.	Khosla shall regard as confidential and proprietary all of the information communicated to him by MG or its affiliates in connection with his performance of services under this Agreement (which information shall at all times be the property of MG or its affiliates). Khosla shall not, without MG's prior written consent, at any time (a) use such information for any purpose other than in connection with the provision of services to MG, or (b) disclose any portion of such information to third parties except in the good faith performance of his duties. Khosla shall promptly, upon the conclusion of this Agreement, on or before December 31, 2013, return to MG, without retaining copies thereof, all MG information which is in written or tangible form (including, without limitation, all copies, summaries and notes of the contents thereof), regardless of the party causing the same to be in such form. In addition, Khosla shall not, without MG's prior written consent, or in compliance with legal process or governmental inquiry, disclose to third parties any information developed for MG or its affiliates by Khosla.

7.	Khosla agrees that all materials, including but not limited to writings, documents, summaries or other matter provided, created or written by him or by MG in the course of performing services hereunder shall be and remain the sole and exclusive property of MG.

8.	In acting as a consultant, Khosla’s status will be that of an independent contractor without the capacity to legally bind MG. Khosla’s status will not be that of an agent or employee of MG, and Khosla should not hold himself out to MG suppliers or others as being an agent or employee of MG.

9.	Any waiver, modification or amendment to this Agreement shall be put into writing and signed by the parties.

If the terms herein meet with your approval, please sign and return one copy of this Agreement to me.

Mondelez Global LLC By: /s/ David H. Pendleton Title: Senior Vice President Date December 19, 2012

The above terms and conditions are agreed to:

By: /s/ Sanjay Khosla Date: December 19, 2012